Exhibit 99.1
Media Statement:
Business Objects Provides Update on Informatica Litigation
BI Leader Ships New Version of Data Integrator — No Disruption for Customers and Partners
SAN JOSE, Calif. – May 18, 2007– Business Objects (Nasdaq:BOBJ)(Euronext Paris ISIN code: FR0004026250 — BOB), has been shipping an updated version of BusinessObjects Data Integrator XI Release 2 Version 11.7.2, that provides customers with additional deployment options and scalability and does not include the minor feature involved in the Informatica lawsuit. The updated version of Data Integrator is available for electronic download. Existing customers are not required to update their current version of Data Integrator.
“Our foremost goal is to serve our customers,” said Ronaldo Ama, vice president of EIM at Business Objects. “The matter has not, and will not detract from that focus and we have not experienced any disruption to our customers or partners. Our customers and partners trust us to provide them with advanced, innovative solutions to their data management challenges, and that is exactly what we deliver with our latest version of Data Integrator.”
The lawsuit with Informatica relates to embedded data flows with one input and one output. This is a single and discrete feature of the product comprised of less than 2000 lines of the product’s total 2.4 million lines of code and is used by less than one per cent of Business Objects’ customers.
The proceedings in the trial with Informatica are not complete and Business Objects remains confident that the company will ultimately prevail.
For more information on BusinessObjects Data Integrator XI Release 2 Version 11.7.2, please visit: http://www.businessobjects.com/news/press_release.asp?id=20070511_005653
Business Objects was cited as a Leader in Enterprise ETL in The Forrester Wave™: Enterprise ETL, Q2 2007 report, published Wednesday, May 2, 2007.
http://www.businessobjects.com/news/press_release.asp?id=20070502_006585